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                                                                       EXHIBIT 3
                             STOCKHOLDERS AGREEMENT


         STOCKHOLDERS AGREEMENT dated as of November 26, 1997, among SubMicron Systems Corporation, a Delaware corporation (the "Company"), The KB Mezzanine Fund II, L.P., a Delaware limited partnership ("KB"), Celerity Silicon, L.L.C., a Delaware limited liability company ("Celerity," and together with KB and their respective successors and assigns, the "Investors"), and the stockholders of the Company that have executed this Agreement or have otherwise agreed to be bound by the provisions hereof (the "Management Stockholders" and, together with the Investors, the "Stockholders").

         The parties hereby agree as follows:

         SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms have the indicated meanings:

         "AFFILIATE" means with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Without limiting the foregoing, all directors and executive officers of a Person that is a corporation, and all managing members of a Person that is a limited liability company, shall be deemed Affiliates of such Person for all purposes hereunder.

         "COMMON STOCK" means the Company's Common Stock, par value $0.0001 per share.

         "EQUITY SECURITIES" means the Warrants and the Warrant Stock.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "INDEPENDENT THIRD PARTY" means any person who does not own, and is not a member of a "group" (as defined in the Exchange Act) that owns, in excess of 10% of the Common Stock on a fully-diluted basis, who is not an Affiliate of any such 10% owner of Common Stock and who is not the spouse, ancestor or descendant (by birth or adoption) of any such 10% owner of Common Stock.

         "MANAGEMENT STOCKHOLDERS" means the original signatories to this Agreement, other than the Company and the Investors, and their Permitted Transferees.

         "MANAGEMENT STOCKHOLDER SHARES" means (i) all shares of Common Stock held or acquired by the Management Stockholders, including all shares of Common Stock acquired pursuant to exercise of Options and (ii) all shares of Common Stock or other equity securities issued or issuable directly or indirectly with respect to the securities referred to in clause (i) by
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way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that for purposes of Section 2(b), (c), (d) and (e) hereof, shares held by non-employee members of the Company's Board of Directors shall not be deemed Management Stockholder Shares.

         "NOTES" means the Senior Subordinated Notes due February 1, 2002 issued by the Company to the Investors pursuant to the Purchase Agreement.

         "OPTIONS" means options to purchase shares of Common Stock granted pursuant to the Company's 1991 Amended and Restated Stock Option Plan, Executive Stock Option Plan, Stock Option Plan for Non-Employee Directors or otherwise.

         "PERMITTED TRANSFEREE" means (i) a person who has acquired Management Stockholder Shares by will or pursuant to the laws of descent and distribution or a marital property settlement order or (ii) a family trust, family partnership or other entity created by a Management Stockholder for estate planning purposes, who or which (in either case (i) or (ii)) has agreed in writing to be bound by this Agreement as a Management Stockholder hereunder.

         "PERSON" means an individual, partnership, association, joint venture, corporation, trust or unincorporated organization, a government or any department, agency or political subdivision thereof or other entity.

         "PURCHASE AGREEMENT" means the Purchase Agreement dated the date hereof among the Company and the Investors.

         "SALE OF THE COMPANY" means the proposed acquisition (by stock purchase, merger or otherwise) of all of the outstanding voting securities of the Company by any person or "group" (as that term is used in Regulation 13D under the Exchange Act) other than any stockholder of the Company as of the date hereof and their respective Affiliates.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "VESTED OPTIONS" means Options that are exercisable by the holder thereof on the date of determination.

         "WARRANTS" means warrants to purchase shares of the Company's Common Stock issued to the Investors pursuant to the Warrant Agreement of even date herewith between the Company and the Investors, including the Initial Warrants and the Incremental Warrants.

         "WARRANT STOCK" means the Common Stock issued or issuable upon exercise of the Warrants.

Capitalized terms used but not otherwise defined herein have the meanings given in the Purchase Agreement.


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         SECTION 2. RESTRICTIONS ON TRANSFER.

         (a) STOCK LEGEND. The certificates representing Management Stockholder Shares shall bear the following legend in addition to any other legend required pursuant to any other agreement:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, VOTING AGREEMENTS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCKHOLDERS AGREEMENT DATED AS OF NOVEMBER 26, 1997, AMONG SUBMICRON SYSTEMS CORPORATION (THE "COMPANY") AND CERTAIN STOCKHOLDERS THEREOF, A COPY OF WHICH MAY BE OBTAINED WITHOUT CHARGE BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS.

         (b) RESTRICTIONS ON TRANSFER. Any purported transfer of Management Stockholder Shares or any right or interest therein, except in strict compliance with the terms of this Agreement, shall be null and void, and the Company will not record any such transfer on its books or treat the purported transferee as the owner of such shares for any purpose.

         (c) THREE-YEAR PROHIBITION ON SALE. At any time prior to the third anniversary hereof, no Management Stockholder may sell, transfer, pledge or otherwise dispose of any Management Stockholder Shares, or any right or interest therein, except to a Permitted Transferee and except that James Molinaro may sell, transfer, pledge or otherwise dispose of Management Stockholder Shares so long as he continues to own at least 1,173,000 Management Stockholder Shares and/or Options at all times prior to the first anniversary hereof, 823,000 Management Stockholder Shares and/or Options at all times prior to the second anniversary hereof, and 473,000 Management Stockholder Shares and/or Options at all times prior to the third anniversary hereof. The provisions of the foregoing sentence shall terminate on any date prior to the third anniversary hereof on which the Investors (or their Affiliates) cease to own any Warrants or shares of Warrant Stock. Following such third anniversary, a Management Stockholder may sell any Management Stockholder Shares (the disposition of which was restricted by the foregoing sentence) only if: (i) all of the consideration for such sale is in the form of cash, (ii) the Management Stockholder offers to the Company a right of first refusal set forth in Section 2(d) and (iii) the Management Stockholder offers to the Investors the co-sale right set forth in Section 2(e), provided that the foregoing requirements (ii) and (iii) shall apply only if the sale price of shares sold (in one transaction or a series of related transactions) is greater than $100,000, and in no event shall the foregoing requirements (ii) and (iii) apply to sales made pursuant to a public offering, in "brokers' transactions" as defined in Rule 144(g) under the Securities Act or any successor provisions or pursuant to Rule 144(k) or any successor provision. The provisions of the foregoing sentence and Section 2(d) and 2(e) hereof shall terminate at such time as the Investors (or their Affiliates) cease to own a majority of the number of Initial Warrants or shares of Warrant Stock issuable thereunder.

         (d) RIGHT OF FIRST REFUSAL. Not less than 30 days prior to any proposed sale of Management Stockholder Shares, except as otherwise provided in Section 2(c) above, the


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Management Stockholder shall first give written notice (the "Notice") to the
Company and the Investors specifying (1) the name and address of the proposed purchaser(s), (2) the number of Management Stockholder Shares proposed to be sold (the "Offered Shares"), (3) the price for which he or she proposes to sell the Offered Shares, (4) all other material terms and conditions of the proposed sale and (5) a copy of the offer document, if any, by which such Offered Shares are to be sold. Subject to Section 2(e) below, within 15 days of the receipt of the Notice, the Company, with the consent of the holders of a majority of the Warrants and Warrant Stock, may elect to purchase any or all of the Offered Shares at the price and on the terms and conditions set forth in the Notice. The Company shall exercise the election under this Section 2(d) by delivery of written notice to the Management Stockholder. Within five days after delivery of such notice, the Company shall deliver to the Management Stockholder a check, payable to the Management Stockholder, in the amount of the purchase price of the Offered Shares to be purchased. The Management Stockholder shall be entitled to sell any Offered Shares not purchased by the Company, subject to Section 2(e) below, to the purchaser(s) named in the Notice at the price specified in the Notice or at a higher price and on the terms and conditions set forth in the Notice; provided, however, that such sale must be consummated within 75 days from the date of the Notice, and any proposed sale after such 75 day period may be made only by again complying with the procedures set forth in this Section 2(d).

         (e) CO-SALE RIGHT. Each Investor may elect to participate in the proposed sale of Management Stockholder Shares (except as otherwise provided in Section 2(c) above), by delivering to the selling Management Stockholder a written notice of such election within the 15-day period following delivery of the Notice. If any Investors elect to participate in such transfer, the Management Stockholder and each such participating Investor will be entitled to sell in such proposed transfer, at the same price and on the same terms, a number of shares of Common Stock equal to the product of (i) the quotient determined by dividing the fully-diluted percentage of the Company's Common Stock then held by such Management Stockholder or such participating Investor, as the case may be, by the aggregate fully-diluted percentage of the Common Stock then held by such Management Stockholder and all participating Investors, multiplied by (ii) the number of shares of Common Stock to be sold in such proposed transfer. For purposes of this Section 2(e), the Management Stockholder and each participating Investor shall be deemed to hold all shares of Common Stock then acquirable pursuant to the exercise of Vested Options or Warrants then held by such Stockholder. The participating Investors shall pay a pro rata portion of the transaction expenses associated with such transfer that are payable by the Management Stockholder.

         SECTION 3. WAIVER BY MANAGEMENT STOCKHOLDERS. Each Management Stockholder agrees that the acquisition of Common Stock by the Investors, pursuant to the exercise of Warrants or otherwise, shall not be deemed a "change of control" for purposes of any Options, and will not result in the acceleration of vesting of any such Options. Any such provisions to the contrary in agreements or plan documents governing outstanding Options are waived by the Management Stockholders.


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         SECTION 4. CORPORATE GOVERNANCE.

         (a) BOARD REPRESENTATION. At the Company's next Board of Directors meeting after the date hereof (currently scheduled for January 20, 1998) (the "Date of Election"), the Board of Directors of the Company will elect as directors of the Company of such class as the Company may determine two individuals (the "Nominees") designated by the Representative (as defined below) for a minimum term of one year, to the extent consistent with the staggered board requirements of the Company's Certificate of Incorporation. Unless otherwise designated by the Representative, the initial Nominees shall be Michael H. Khougaz and Mark R. Benham. Upon the expiration of the term of either such Nominee, if either a majority of the initial principal amount of the Notes, or a majority of the number of Initial Warrants or shares of Warrant Stock issuable thereunder, continues to be owned by KB and/or Celerity (or their Affiliates) at the expiration of such term, the Company will, at the request of the Representative, nominate such Nominee, or another nominee designated by the Representative, for reelection as a director of the Company. The foregoing obligations of the Company are subject to the Nominees agreeing, prior to service on the Board, that each such Nominee will resign as a director effective on the date that neither a majority of the initial principal amount of the Notes, nor a majority of the number of Initial Warrants or shares of Warrant Stock issuable thereunder, continues to be owned by KB and/or Celerity (or their Affiliates).

         (b) "REPRESENTATIVE" DEFINED. For purposes of this Section 4, the term "Representative" shall mean that person designated by the holders of a majority of the outstanding Warrants and shares of Warrant Stock as the Representative of the Investors for purposes of this Section 4. If the Representative is an Affiliate of an Investor and at any time after his designation such Investor shall no longer hold any Notes or Warrants, the holders of a majority of the outstanding Warrants and shares of Warrant Stock will designate a new Representative. If a Representative is not designated as aforesaid, the Representative shall be the holder of the largest number of outstanding Warrants and shares of Warrant Stock at the time the Nominees are required to be designated.

         (c) SIZE OF BOARD; COMMITTEES. Subject to Section 4(d) below, so long as the rights of the Investors under Section 4(a) continue in effect, the Company shall have a Board of Directors comprised of no more than seven members, unless the Representative otherwise agrees; provided that the maximum size of the Board of Directors may be increased without the consent of the Representative by the number of directors (but not more than two, for a total number of nine members) which the holders of the Company's 8% Convertible Subordinated Notes due March 15, 2002 have the contractual right to nominate to the Board of Directors, for so long as such right remains in effect. One Nominee shall have the right to serve on all committees of the Board of Directors, other than a stock option committee constituted for the purpose of making equity grants to executive officers, to the extent that both Nominees are prohibited by the rules and regulations under Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code from serving on such committee.

         (d) DEFAULT ON NOTES. If at any time, any payment of principal or interest due under the Notes remains unpaid in whole or in part for a period of 90 days (a "Payment Default"), or the listing of the Common Stock on the Nasdaq Stock Market is suspended or terminated at any


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time that Notes remain outstanding, and such suspension or termination continues for a period of 90 days without the Common Stock having been accepted for listing on the New York or American Stock Exchanges (a "Delisting"), (i) the number of directors constituting the Board of Directors shall be increased by the requisite number so that the holders of a majority in outstanding principal amount of the Notes (the "Majority Noteholders") shall have the ability to elect a majority of the directors constituting the Board of Directors of the Company,
(ii) the Majority Noteholders shall appoint directors to fill such newly created directorships (the "Majority Nominees"), and (iii) the Board of Directors of the Company will elect as directors the Majority Nominees; provided, that if at the time of such appointment the rules of any national securities exchange on which the Common Stock is listed or authorized for quotation so require, the election of the Majority Nominees will be subject to a vote of the Company's stockholders in accordance with the Company's Certificate of Incorporation and bylaws; provided, further, that, in each instance that the Majority Noteholders are entitled to appoint directors pursuant to this Section 4(d), such rights of appointment shall continue until such time as all Payment Defaults have been cured or the Common Stock has been re-listed on the Nasdaq Stock Market or the New York or American Stock Exchanges, at which time such rights of appointment will terminate, the directors elected pursuant to this Section 4(d) shall resign, and the number of directors constituting the Board of Directors shall revert to the number prior to such appointment (subject to the rights of the Majority Noteholders to again exercise their rights under this Section 4(d), if applicable, at any later date).

         (e) STOCKHOLDER VOTE. Each Stockholder agrees to vote all securities of the Company over which such Stockholder has voting control and to take all other necessary or desirable actions within its control (whether as a stockholder, director or officer of the Company or otherwise, and including without limitation attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Company shall take all necessary and desirable actions within its control (including, without limitation, calling special board and stockholder meetings), to give effect to the foregoing provisions of this Section 4, including without limitation by voting for the removal of members of the Board of Directors (subject to the Company's other contractual requirements) in order to create vacancies for Nominees or Majority Nominees as contemplated above, by voting for any charter amendment necessary to increase the size of the Board, and by voting for the election or re-election, as applicable, of the Nominees or Majority Nominees. In addition, if at any time while the Majority Nominees are entitled to serve on the Board of Directors as provided in Section 4(d), the stockholders are entitled to vote upon a sale, restructuring or refinancing transaction approved by the Board of Directors, each Stockholder agrees to vote for such transaction.

         (f) RESIGNATION, REMOVAL OR DEATH. In the event that any Nominee or Majority Nominee for any reason ceases to serve as a member of the Board of Directors during his term of office, the resulting vacancy on the Board of Directors shall be filled by a designee of the Representative or the Majority Noteholders as provided in Sections 4(a) or (d) above, as the case may be.

         (g) OTHER. All persons designated as Nominees or Majority Nominees hereunder shall be reasonably acceptable to the Company, provided that all principals of KB (or its


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investment advisor Equinox Investment Partners, L.L.C.) and Celerity shall be deemed acceptable to the Company. To the extent that any provision of the Company's Certificate of Incorporation or By-laws is inconsistent with the provisions of this Agreement, the Stockholders agree to use reasonable efforts to take all actions necessary to effect such amendments to the Certificate of Incorporation or By-laws as may be necessary and appropriate to give full effect to the provisions of this Agreement.

         SECTION 5. AMENDMENT AND WAIVER. Except as otherwise provided herein, no amendment or waiver of any provision of this Agreement shall be effective against the Company or any Stockholder unless such amendment or waiver is approved in writing by the Company or such Stockholder, as the case may be; provided that KB and Celerity, acting together (or, if KB and Celerity together do not continue to own a majority of the Warrants and shares of Warrant Stock that have not been distributed pursuant to a registration statement or Rule 144, the holder or holders of a majority of the Warrants and such Warrant Stock) may waive any provision contained in Section 2 hereof. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

         SECTION 6. SEVERABILITY. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

         SECTION 7. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

         SECTION 8. SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of and be enforceable by the Company and the Stockholders and their respective successors and permitted assigns.

         SECTION 9. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 10. REMEDIES. The Company, the Investor and the Management Stockholders shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that the Company, the Investor or any Management Stockholder may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without


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posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

         SECTION 11. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) or sent by reputable overnight courier service (charges paid) to the Company or the Investor at their respective addresses set forth below and to any other Stockholder subject to this Agreement at such address as indicated by the Company's records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally, three days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

         The Company's address is:

                  SubMicron Systems Corporation
                  6630 Hedgewood Drive, No. 150
                  Allentown, PA   18106
                  Attention:  Chief Executive Officer

         The Investors' addresses are:

                  The KB Mezzanine Fund II, L.P.
                  c/o Equinox Investment Partners, L.L.C.
                  405 Lexington Avenue, 21st Floor
                  New York, NY 10174
                  Attention:  Michael H. Khougaz

                  and

                  Celerity Silicon, L.L.C.
                  11111 Santa Monica Blvd.
                  Suite 1127
                  Los Angeles, CA   90025
                  Attention:  Mark R. Benham

         SECTION 12. GOVERNING LAW. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal law, and not the law of conflicts, of Delaware.

         SECTION 13. TERMINATION; SURVIVAL. The provisions of this Agreement shall terminate in accordance with the applicable termination provisions expressly set forth in any Section hereof. This Agreement shall terminate in its entirety on the tenth anniversary of the date hereof.

                           [Signature Page to Follow]


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  COMPANY:

                                  SUBMICRON SYSTEMS CORPORATION



                                  By: /s/ John W. Kizer
                                      --------------------------------------
                                  Name:   John W. Kizer
                                  Title:  Vice President Finance and CFO


                                 INVESTORS:

                                 THE KB MEZZANINE FUND II, L.P.

                                 By:   EIP Capital Partners, L.P.,
                                       its General Partner

                                       By:  Equinox Investment Partners, L.L.C.,
                                            its General Partner



                                       By: /s/ Michael H. Khougaz
                                           -----------------------------------
                                       Name:   Michael H. Khougaz
                                       Title:  Managing Member

                                 CELERITY SILICON, L.L.C.



                                 By: /s/ Mark R. Benham
                                     --------------------------------------
                                 Name:    Mark R. Benham
                                 Title:   Partner


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                                 MANAGEMENT STOCKHOLDERS:


                                 /s/ David Ferran
                                 -------------------------------------
                                 David Ferran

                                 /s/ Leonard Weisberg
                                 -------------------------------------
                                 Leonard Weisberg

                                 /s/ Barry Ridings
                                 -------------------------------------
                                 Barry Ridings

                                 /s/ Ronald Booth
                                 -------------------------------------
                                 Ronald Booth

                                 /s/ David Dedman
                                 -------------------------------------
                                 David Dedman

                                 /s/ John Kizer
                                 -------------------------------------
                                 John Kizer

                                 /s/ Richard Novak
                                 -------------------------------------
                                 Richard Novak

                                 /s/ Michael Gawarecki
                                 -------------------------------------
                                 Michael Gawarecki

                                 /s/ James Molinaro
                                 -------------------------------------
                                 James Molinaro


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